FACILITY LETTER FOR ISSUANCE OF CREDITS
FROM:    Citibank Europe Plc, a company incorporated in Ireland (with company registration number 132781) whose registered office is at 1 North Wall Quay, Dublin 1, Republic of Ireland (the “Bank").
TO:    Greenlight Reinsurance, Ltd., an exempted company incorporated in the Cayman Islands with registered number 137831 and its registered office at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, Georgetown, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands (the "Company"),
each a “Party”, together the “Parties”.
DATE:        19 December 2024
Dear Sirs
1.Master Agreement: We refer to and incorporate into this Facility Letter the provisions of the insurance letters of credit – master agreement (Form 3/CEP) dated 20 August 2010 between the Bank and the Company (the “Original Agreement”) as amended and restated by an amendment and restatement agreement dated on or about the date of this Facility Letter (the “Master Agreement”). This Facility Letter and the Master Agreement together referred to as the “Facility Agreement”.
2.Unless otherwise indicated, capitalised words used in this Facility Letter shall have the same meanings given to them in the Master Agreement. In addition, the following definitions shall apply:
(a)"Base Currency Equivalent" means, in relation to a sum denominated in a currency other than the Base Currency, the Base Currency amount of such sum notionally converted at the Spot Rate.
(b)"Change of Control" means the Controlling Party ceases to own directly or indirectly a majority of the equity in the Company.
(c)"Group" means the Company and its Subsidiaries for the time being and "Group Member" means any member of the Group.
(d)"Outstanding Value" means, at any time in relation to any Credit, the maximum actual and contingent liability of the Bank at that time under or in relation to that Credit, as determined by the Bank.
(e)"Security Interest" means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.
(f)"Subsidiary" means a subsidiary within the meaning of section 1159 of the Companies Act 2006, and for this purpose if any shares are held by way of security, the person providing that security shall be treated as the member of the relevant company unless and until that security is realised, notwithstanding that the beneficiary of that security (or a nominee of that beneficiary) may be registered as a member of the relevant company.
(g)"Total Outstandings" means at any time the aggregate Outstanding Value of all Credits (with any such liability not denominated in the Base Currency being notionally converted at the Spot Rate at that time by the Bank into the Base Currency), as determined by the Bank.
3.We also refer to:
(a)the committed facility letter dated 20 August 2010, as amended by amendment agreements dated 12 July 2016, 20 June 2017 and 20 August 2020 (the “Committed Facility Letter”) entered into in connection with the Original Agreement; and
(b)the uncommitted letter of credit issuance facility made available by the Bank to the Company in connection with the Original Agreement (the “Existing Facility”).
4.The Parties confirm:

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(a)their agreement that the “Facility Termination Date” under the Committed Facility Letter shall be 20 August 2024 (notwithstanding the termination shall not affect any outstanding Credits at the Facility Termination Date) and that on and from that date:
(i)the Committed Facility Letter shall be terminated without prejudice to any obligations and liabilities of the Parties arising prior to the Facility Termination Date;
(ii)the Parties irrevocably and unconditionally release each other from all and any liabilities under the Committed Facility Letter; and
(b)that the Existing Facility shall be treated as cancelled and will no longer be available for utilisation.
5.We refer to the letters of credit listed in Schedule 1 of this Facility Letter, being “Credits” originally established by the Bank under the Existing Facility (the Existing LCs). The Parties have agreed to transfer the Existing LCs from the Existing Facility to this Facility Letter.
6.The Parties agree that, with effect on and from the date of this letter (the “Transfer Date”), each Existing LC shall be treated as if it was originally established by the Bank under this Facility Letter. In consideration of the Bank agreeing to such transfer and taking the necessary steps to effect such transfer, the Company acknowledges and agrees that, on and from the Transfer Date:
(a)the Company shall be bound by the terms of, and undertakes to perform all of its obligations under the Facility Documents in respect of each Existing LC in respect of which it is the applicant as if it was originally established under this Facility Letter;
(b)the fees payable by the Company in relation to each Existing LC shall be determined in accordance with the terms of the fee letter which relates to this Facility Letter;
(c)each Facility Document shall remain in full force and effect (except as set forth herein), each Existing LC shall continue to be a Credit for the purposes of the Facility Documents and nothing in this letter shall affect the rights and obligations of the parties under the Facility Documents in respect of any other Credits;
(d)any security and other rights and obligations created by or pursuant to any RDA to which the Company is a party shall continue in full force and effect and that security shall continue to secure all obligations which are expressed to be secured by it and shall extend, without limitation, to the obligations of the Company under the Master Agreement and this Facility Letter in respect of the Existing LCs; and
(e)the transfer of the Existing LCs shall not be deemed to be a waiver by the Bank of, or consent by the Bank to, any breach of any nature under any Facility Document which may have occurred before the Transfer Date.
7.Uncommitted facility: Subject to the terms of the Master Agreement, the Bank makes available to the Company an uncommitted collateralised letters of credit or similar or equivalent instruments issuance facility pursuant to which the Bank may from time to time, at its sole discretion, issue Credits (the “Facility”).
8.Dates: No Credit will be issued after the issuance cut-off date (as notified by the Bank to the Company from time to time) and no Credit will be issued with an expiry date after the facility expiry date (as notified by the Bank to the Company from time to time; provided that the facility expiry date shall not be earlier than the expiry date of any then-outstanding Credit).
9.Currencies
(a)The Base Currency is: US dollars.
(b)Without prejudice to the uncommitted nature of the Facility, the Bank will only consider issuing a Credit that is denominated in an Approved Currency (as defined in paragraph (b) below):
(c)The approved currencies for any Credit (the “Approved Currencies”) are:

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(i)euros, British sterling, Australian dollars, New Zealand dollars, Canadian dollars;
(ii)the Base Currency; and
(iii)any currency which the Bank may designate as such from time to time,
(iv)excluding any currency which the Bank may notify the Company as no longer being an Approved Currency; provided, for purposes of clarity, that any then-outstanding Credit may continue to be denominated in a currency that was an Approved Currency at the time such Credit was issued.
10.Initial conditions precedent: In addition to the conditions precedent set out in clause 1.2 of the Master Agreement, no Application Form may be delivered unless the Bank has received all of the documents and evidence as set out in schedule 2 (Conditions precedent to first utilisation) of this Facility Letter, in a form and substance satisfactory to the Bank.
11.Change of control:
(a)The Controlling Party is Greenlight Capital Re, Ltd., an exempted company incorporated in the Cayman Islands with registered number 137830 and its registered office at Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, Georgetown, PO Box 2681, Grand Cayman KY1-1111, Cayman Islands.
(b)If there is a Change of Control, the Company shall promptly notify the Bank upon becoming aware of that event and, if the Bank so notifies the Company, the Company shall Prepay all Credits and pay and repay all other sums due under the Facility Documents within three Business Days or on such later date the Bank may specify.
(c)Meaning of Prepaying: The Company "Prepaying" a Credit means:
(i)the Company providing cash cover in a sum equal to the Outstanding Value of that Credit;
(ii)the maximum amount payable under that Credit being reduced or cancelled in accordance with its terms; and/or
(iii)the Bank being satisfied that it has no further liability under or in relation to that Credit,
(iv)and the amount by which that Credit is repaid under paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction/cancellation.
12.Security coverage: The Company shall ensure that at all times the aggregate Collateral Value of the Collateral is not less than the Total Outstandings. The provisions of schedule 3 (Security coverage) and schedule 4 (Collateral requirements) shall apply.
13.Data protection.
13.1Compliance with law. Each party will comply with applicable data protection and privacy laws in processing personal data in connection with its activities under this Agreement. Each party acknowledges and agrees that each act as a separate and independent data controller in respect of its processing of personal data under this Agreement and that each party is responsible for its own compliance with its obligations as an independent data controller under applicable data protection and privacy laws.
13.2Mutual cooperation. Each party will promptly notify, and reasonably cooperate with and provide information to, the other party in respect of any data subject requests, communications from supervisory authorities, or notifiable personal data breaches relating to the processing of personal data under this Facility Letter, in each case to the extent reasonably necessary to enable the other party to meet its obligations to data subjects and/or supervisory authorities.
13.3Definitions. The terms ‘personal data’, ‘personal data breaches’, ‘processing’, ‘data subject’ and ‘supervisory authority’ shall have the respective meanings set forth in the General Data Protection Regulation (EU) 2016/679, as amended or superseded from time-to-time.

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14.Recognition of bail-in.
14.1Notwithstanding any other terms of this Facility Letter or any other agreement, arrangement or understanding between the parties, each counterparty (including the Company) to a BRRD Party acknowledges and accepts that any liability of a BRRD Party to it under or in connection with this Facility Letter may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of (i) any Bail-In Action in relation to any such liability, including (without limitation) (A) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability, (B) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it and (C) a cancellation of any such liability and (ii) a variation of any terms of this Facility Letter to the extent necessary to give effect to any Bail-In Action in relation to any such liability.
14.2For the purposes of this paragraph 14 (Recognition of Bail-In): (i) "Bail-In Action" means the exercise of any Write-down and Conversion Powers. (ii) "Bail-In Legislation" means, in relation to Ireland, the European Union (Bank Recovery and Resolution) Regulations 2015 (S.I. No. 289/2015). (iii) "BRRD" means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms. (iv) "BRRD Party" means an institution or entity referred to in point (b), (c) or (d) of Article 1(1) BRRD, including Citibank Europe plc. (v) "EEA Member Country" means any member state of the European Union, Iceland, Liechtenstein and Norway. (vi) "Resolution Authority" means any body which has authority to exercise any Write-down and Conversion Powers. (vii) "Write-down and Conversion Powers" means, in relation to Ireland, any write-down, conversion, transfer, modification or suspension power existing from time to time under, and exercised in compliance with, any law or regulation in effect in Ireland, relating to the transposition of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, including but not limited to the Bail-In Legislation and Regulation (EU) No 806/2014 and the instruments, rules and standards created thereunder, pursuant to which (A) any obligation of a bank or investment firm or affiliate of a bank or investment firm can be reduced, cancelled, modified or converted into shares, other securities or other obligations of such entity or any other person (or suspended for a temporary period) and (B) any right in a contract governing an obligation of a bank or investment firm or affiliate of a bank or investment firm may be deemed to have been exercised.
15.Third party rights
A person who is not a party to this Facility Letter has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Facility Letter.
16.Entire agreement
This Facility Letter sets out the entire understanding of the Parties as at the date hereof concerning the subject matter hereof and supersedes any prior agreements or understandings whether oral or in writing hereto.

17.Governing law and jurisdiction
17.1This Facility Letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law and the parties agree that the courts of England shall have exclusive jurisdiction to determine any dispute arising in connection with this Facility Letter, including disputes relating to any non-contractual obligations.
17.2The Company designates the address below as its address for service of all claim forms, application notices, judgments, orders or other notices of English legal process relating to this Facility Letter and any other Facility Document governed by English law.
Corporation Service Company (UK) Limited at 5 Churchill Place, 10th Floor, London, United Kingdom, E14 5HU
Items served at this address must be marked for the attention of the Company.

The Company must have the same address for service and it must be an address in London, United Kingdom. If the Company wishes to change their address for service, the Company may do so by giving the Bank at least 10 Business Days' written notice of the new address for service.

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Although the Bank may withdraw the offer made in this Facility Letter at any time, the offer shall automatically expire at close of business on the 14th day after the date of this Facility Letter unless before such expiry the Company has delivered to the Bank a copy of this Facility Letter duly signed by the Company as indicated below.

[SIGNATURE PAGES TO FOLLOW]

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Signed on behalf of
Citibank Europe PLC
By:

(Sign) /s/ Michael Ashworth Name: Michael Ashworth Title: Senior Vice President	(Sign) ………………………………….. Name: _________________ Title: ________________

Facility letter for issuance of Credits – signature page (Citibank Europe Plc)
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We accept this Facility Letter and agree to be bound by the Facility Agreement in the capacity as the Company.

Signed on behalf of
Greenlight Reinsurance Ltd.
by:

(Sign) /s/ Faramarz Romer Name: Faramarz Romer Title: Chief Financial Officer	(Sign) /s/ David Sigmon Name: David Sigmon Title: General Counsel

Facility letter for issuance of Credits – signature page (Greenlight Reinsurance Ltd)
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SCHEDULE 1
EXISTING LCs
[Omitted]

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SCHEDULE 2
Conditions precedent to first utilisation
1.The following items duly signed and delivered by the parties thereto:
(a)Master Agreement;
(b)this Facility Letter (provided that it has been entered into and returned by the Company no later than the deadline referred to in the final paragraph of this Facility Letter);
(c)a fee letter (governed by English law) dated on or about the date of this Facility Letter between the Company and the Bank; and
(d)charge (governed by English law) granted by the Company in favour of the Bank pursuant to which a Security Interest is created over certain cash account(s) held by the Company in England with Citibank NA.
2.Evidence that the Company has the capacity and has approved the entry into each Facility Document, including a resolution of the board of directors (or equivalent) of the Company (certified by a director, the secretary or other authorised officer of the Company).
3.Copies of the constitutional documents of the Company (each certified by a director, the secretary or other authorised officer of the Company).
4.Specimen signature(s) the person(s) authorised by the Company to sign each Facility Document.
5.General communications indemnity (governed by English law) granted by the Company in favour of the Bank including specimen signature(s) the person(s) authorised by the Company to administer the Facility (including delivering Application Forms).
6.The Group's latest audited consolidated annual financial statements.
7.The Company's latest audited annual financial statements.
8.Evidence that all registrations, filings and other steps necessary (other than any identified by the Bank as being a condition subsequent) to perfect any Security Document.
9.Such other documents and other evidence as the Bank may reasonably require prior to the date of issuance of the first Credit.

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SCHEDULE 3
Security Coverage

1.Amendment: This schedule 3 and schedule 4 (Collateral requirements) may be amended in writing by the Bank and the Company.
2.Definitions: In this schedule 3:
"Charged Cash" means any cash deposits owned by the Company and the subject of a perfected exclusive first ranking Security Interest held by the Bank.
"Charged Securities" means any securities owned by the Company and the subject of a perfected exclusive first ranking Security Interest held by the Bank.
"Collateral" means any Charged Cash and any Charged Securities, excluding any Ineligible Collateral.
"Collateral Type" means each asset type described in the column headed "Collateral Types" in schedule 4 (Collateral requirements).
"Collateral Type Conditions" means, in relation to each Collateral Type, the conditions set out in the column headed "Collateral Type Conditions" in schedule 4 (Collateral requirements), and where any securities is given a rating by an agency which is lower that the rating assigned by any other agency, the Bank may ignore the higher rating and attribute only the lower rating to the relevant securities in determining whether the relevant Collateral Type Conditions have been satisfied.
"Collateral Type Value" means, in relation to each Collateral Type, the value set out in the column headed "Collateral Type Value" in schedule 4 (Collateral requirements).
"Collateral Value" means, in relation to any Collateral, at any time its Collateral Type Value (or, where such Collateral is denominated in a currency other than the Base Currency, the Base Currency Equivalent of its Collateral Type Value) less the relevant Currency Discount, as the Bank may determine at any time and from time to time.
"Currency Discount" means:
(a)in relation to any Matched Collateral, zero;
(b)in relation to any Unmatched Collateral, where that Collateral is denominated in US dollars, Canadian dollars or sterling, 10%;
(c)in relation to any Unmatched Collateral, where that Collateral is denominated in euros, Swiss francs or Japanese yen, 15%; and
(d)in relation to any Unmatched Collateral, where that Collateral is denominated in any other currency, 25%.
"Ineligible Collateral" means any Collateral which:
(a)is not wholly legally and beneficially owned by the Company;
(b)is not subject to a perfected exclusive first ranking fixed charge in favour of the Bank;
(c)is subject to any Security Interest other than in favour of the Bank;
(d)is the subject of any right or claim by a person other than the Company or the Bank;
(e)the Bank may reasonably decide at any time does not satisfy the Collateral Type Conditions;
(f)comprises convertibles, perpetuals or warrants;
(g)comprises any securities issued by a Bank Group Member; and/or
(h)comprises any securities issued by the Group.

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"Matched Collateral" means any Collateral which the Bank may at any time notionally allocate to all or part of a Credit which is denominated in the same currency as that Collateral.
"Unmatched Collateral" means any Collateral which is not Matched Collateral.

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SCHEDULE 4
Collateral requirements

Collateral Type	Collateral Type Conditions		Collateral Type Value	Maximum Tenor
	Issuer	Rating
Cash
Deposits	Cash Deposits held in an account(s) with Citi N.A. London	N/A	100%	N/A
	Cash Deposits held in the account solely to the extent that such cash is proceeds of investment property held in the accounts	N/A	100%	N/A

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